UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 8, 2022

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

495 Commerce Drive

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	AMOT	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2022, the Compensation Committee (the “Committee”) of the Board of Directors of Allied Motion Technologies Inc. (the “Company”) approved certain revisions to the Company’s compensation program for 2022.

Target Compensation Mix. The table below shows the mix of 2022 fixed pay (base salary) and at-risk pay incentives (cash incentive compensation and equity awards), presented at target, for each of the Company’s named executive officers:

		Percentage of Base Salary
Name	Base Salary	Annual Cash Incentive	Time Based Award	Performance Share Plan	Long Term Incentive Plan
Richard S. Warzala	$650,000	125%	75%	75%	125%
Michael R. Leach	$365,000	50%	22.5%	22.5%	40%
Robert P. Maida	$335,000	50%	22.5%	22.5%	40%
Ashish R. Bendre	$378,000	20%	7.5%	7.5%	10%
Helmut D. Pirthauer	€305,000	35%	20%	--	--

LTIP. The Long-Term Incentive Plan (LTIP) is a multi-year pay-for-performance incentive program. The LTIP was first implemented in 2013 and has been amended from time to time as performance goals were achieved (the “Original LTIP”). Under the Original LTIP, the Company’s Chief Executive Officer, Chief Financial Officer and President, Allied Innovum Group were eligible to earn restricted stock awards based upon the achievement of an increase in sales during various performance periods through December 31, 2022. For each $30 million increase in sales up to a predetermined LTIP sales target, each executive will earn restricted stock awards equal to a percentage of his annual salary. The LTIP sales target can be achieved in two ways—organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by Allied Motion for the trailing twelve months immediately preceding the closing date of such acquisition). As of December 31, 2021, approximately $442.3 million of the $450 million LTIP sales target has been achieved.

Beginning in 2022, the Committee established a new LTIP that expanded the list of eligible participants thereunder (the “New LTIP”). The annual target LTIP award, reflected as a percentage of base salary, for each of the Company’s named executive officers is shown above under “Target Compensation Mix.” Awards under the New LTIP continue to be based upon the achievement of organic sales growth and acquired sales, however, the awards for certain participants will be based, in whole or in part, on revenue growth at a specific business unit level.

The Committee established sales targets under the New LTIP for both the Company, on a consolidated basis, and each business unit. Awards for the Company’s Chief Executive Officer and Chief Financial Officer and a portion of the award for the President, Allied Innovum Group, will be paid at target if the Company’s sales, on a consolidated basis, increase by 33.3% over the three-year period ending December 31, 2024. The target for the Innovum and Orion business units have been set at a cumulative sales increase of 22.5% over the same period. If the increase in sales is above or below target, awards will be made on a pro rata basis.

The New LTIP performance criteria will be measured after the end of each year of the performance period and the number of shares that will be granted with respect to a performance period will be calculated based on the Company stock price (closing price) as measured at the beginning of the applicable performance period. When calculating the increase in sales, the Company will make appropriate adjustments to account for any acquired sales for which an LTIP award has previously been made. The restricted stock awards will vest over a two-year period. If the recipient’s employment with the Company is terminated due to cause or voluntary resignation, any unvested LTIP shares will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     March 14, 2022

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Michael R. Leach
Michael R. Leach
Chief Financial Officer